Exhibit 99.1

Contacts:

Brad W. Buss

EVP Finance & Administration and CFO

(408) 943-2754

Joseph L. McCarthy

Director Corporate Communications

(408) 943-2902

FOR IMMEDIATE RELEASE

Cypress Reports First-Quarter 2011 Results

SAN JOSE, Calif., April 21, 2011 —Cypress Semiconductor Corp. (NASDAQ: CY) today announced the results of the first quarter of 2011, which included the following highlights and remarks from its president and CEO, T.J. Rodgers.

•	First-quarter results exceeded guidance

•	TrueTouch™ revenue exceeded expectations and hit all-time record

•	Repurchased 12.5 million shares of common stock, year-to-date

•	Q2 guidance to be better than seasonal

Fellow shareholders:

Our revenue and earnings for the quarter are given below, compared with the prior-quarter and prior-year results:

	NON-GAAP			GAAP
Quarter	Q1 2011	Q4 2010	Q1 2010	Q1 2011	Q4 2010	Q1 2010

Revenue	$233,110	$226,564	$202,271	$233,110	$220,314	$202,271

Gross margin	58.1%	59.2%	55.7%	55.2%	55.9%	52.6%

Pretax margin	21.3%	23.6%	18.7%	24.3%	8.3%	7.3%

Net income	$48,483	$50,389	$34,256	$55,374	$9,053	$12,674

Diluted net income per share	$0.24	$0.25	$0.17	$0.28	$0.05	$0.07

(In thousands, except per-share data)

First-quarter revenue grew 3% sequentially, better than our historical seasonal performance and exceeding our guidance. As we expected, our revenue growth was driven by record TrueTouch touchscreen controller shipments. Touchscreen popularity has already extended from smartphones into other high-volume consumer products, such as digital cameras, automotive dashboards, GPS devices, printers, Internet-protocol (IP) phones, e-books and tablet computers. In recent quarters, we have announced TrueTouch design wins in Garmin and TomTom GPS systems, Cisco IP phones, HP printers and a Sony state-of-the-art camera.

During the quarter, the Consumer and Computation Division (CCD), which makes PSoC®, posted 45% year-on-year growth and remained our largest division. It also introduced our first USB 3.0 product, capable of moving data at five gigabits per second, more than 10 times faster than today’s USB 2.0 technology. The Memory Products Division (MPD) continued to be our most-profitable division, contributing 34% PBT in Q1. The Data Communications Division (DCD), grew 8% sequentially due to strong shipments of West Bridge into the handset market. The Emerging Technology Division (ETD) realized Q1 revenue growth of 55% quarter-on-quarter, and 134% year-on-year as our ONS finger navigation products began their volume ramp into the handset market.

Our year-on-year revenue growth of 15.2% was surpassed by our non-GAAP EPS growth of 40.4% due to our continued focus on managing fixed cost and increasing financial leverage. Bookings remained strong in Q2 and Q3, especially for our rapidly growing touchscreen controller and SRAM businesses, providing us with excellent booking visibility. Our book-to-bill ratio at the end of Q1 was 1.07. We have record backlog entering Q2, are 100% booked for the quarter and expect better than seasonal sequential revenue growth.

BUSINESS REVIEW

+ Our non-GAAP1 consolidated gross margin for the first quarter was 58.1%, down 1.1 percentage points from the previous quarter mainly due to higher factory absorption charges as we proactively reduced SRAM wafer starts to balance the inventory needed for shorter lead-times. We expect to increase capacity significantly in Q2. On a GAAP basis, our first-quarter consolidated gross margin was 55.2%.

+ Net inventory at the end of the first quarter increased 2% quarter-on-quarter due to planned builds of die bank inventory to support Q2 revenue growth in PSoC and TrueTouch. SRAM inventory decreased as planned during the quarter.

+ Cash and investments for the first quarter totaled $280 million, or $1.64 per basic share, down $178 million from the prior quarter. We used $245 million during the quarter to repurchase 8.4 million shares and to prepay for an additional 4 million shares in our Yield Enhancement Program (YEP). Since we announced our $600-million stock repurchase program in October 2010, we have repurchased 14.2 million shares through April 20, 2011 and have approximately $324 million remaining under the authorized repurchase program.

Our divisional revenue and gross margins are detailed below:

BUSINESS UNIT SUMMARY FINANCIALS (UNAUDITED)

THREE MONTHS ENDED

April 3, 2011

	CCD[2]	DCD[2]	MPD[2]	Core Semi[4]	Emerging Tech.[3]	Consolidated
REVENUE ($M)	107.8	27.4	91.8	227.0	6.1	233.1
Percentage of total revenues	46.2%	11.8%	39.4%	97.4%	2.6%	100.0%

GROSS MARGIN (%)
On a GAAP basis	55.4%	63.3%	54.2%	55.9%	31.8%	55.2%
On a non-GAAP[1] basis	58.2%	66.2%	57.1%	58.7%	34.7%	58.1%

THREE MONTHS ENDED

January 2, 2011

	CCD[2]	DCD[2]	MPD[2]	Core Semi[4]	Emerging Tech.[3]	Consolidated
REVENUE ($M)	100.9	25.4	90.1	216.4	3.9	220.3
Percentage of total revenues	45.8%	11.5%	40.9%	98.2%	1.8%	100.0%

NON-GAAP REVENUE ($M)	100.9	25.4	96.4	222.7	3.9	226.6
Percentage of total revenues	44.5%	11.2%	42.6%	98.3%	1.7%	100.0%

GROSS MARGIN (%)
On a GAAP basis	59.5%	66.9%	50.2%	56.5%	21.1%	55.9%
On a non-GAAP[1] basis	61.6%	69.0%	55.6%	59.9%	23.2%	59.2%

1.	Refer to “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” and “Notes to Non-GAAP Financial Measures” following this press release for a detailed discussion of management’s use of non-GAAP financial measures, as well as reconciliations of all non-GAAP financial measures presented in this press release to the most directly comparable GAAP financial measures.
2.	CCD – Consumer and Computation Division; DCD—Data Communications Division; MPD—Memory Products Division.
3.	“Emerging Technology” – Businesses outside our core semiconductor businesses outlined in footnote 4. Includes subsidiaries Cypress Envirosystems and AgigA Tech, as well as the ONS (Optical Navigation System) Business Unit, the China Business Unit and our foundry-support business.
4.	“Core Semiconductor” – Includes CCD, DCD and MPD and excludes “Emerging Technology.”

FIRST-QUARTER 2011 HIGHLIGHTS

+ Cypress and Qualcomm Inc. have partnered to provide mobile phone manufacturers with joint touchscreen reference designs. The reference designs and Forward-Looking User Interface Device (FLUID) Development Kits showcase Qualcomm’s popular Snapdragon processor family and Cypress’s TrueTouch controllers.

+ Cypress’s flagship TrueTouch touchscreen solutions picked up two more major design wins during the quarter: Acer Inc. chose TrueTouch for its Liquid MT smartphone and Fujitsu Limited selected TrueTouch for its DoCoMo PRIME series F-01C phone. We expect to achieve another revenue record for TrueTouch as we ramp additional projects and customers in the handset and tablet markets.

+ Cypress announced TrueTouch support for the Google Android 3.0 “Honeycomb” operating system, which enables tablet PCs to generate a revolutionary holographic-quality display.

+ Cypress introduced two TrueTouch touchscreen controllers that support ultrathin styluses on capacitive touchscreens, enabling the reliable input of complex Asian-language characters.

+ Cypress unveiled Charger Armor™ functionality for its TrueTouch controllers. The new technology enables touchscreen handsets, cameras, GPS systems and other mobile devices to maintain superior performance even when connected to the noisiest low-cost USB chargers, which produce large voltage spikes and other extreme AC conditions.

+ Luxury vehicle manufacturer, BMW, has chosen Cypress’s CapSense® capacitive touch solution for the infotainment system inside BMW 5-, 6-, and 7-Series cars, as well as 5GT, X5 and X6 models. CapSense technology programs up to eight capacitive switches for a multi-use dashboard that includes navigation.

+ Cypress’s next-generation PSoC 3 programmable system-on-chip solution has secured more than 250 design wins to date and is ramping more than three times as fast as PSoC 1 at a similar phase of development. Oscium selected PSoC 3 for its revolutionary new iMSO-104 mixed-signal oscilloscope for the iPhone and iPad.

+ Cypress, introduced a “superspeed” USB 3.0 controller, the EZ-USB® FX3™. The USB 3.0 protocol delivers a transfer speed of 5 gigabits-per-second – more that 10x current “high-speed” USB 2.0 controllers. The new Cypress controller targets high-throughput video, imaging, printing and scanning applications.

+ The QDR® Consortium, which includes Cypress and Renesas Electronics Corp., announced the industry’s fastest Quad Data Rate™ (QDR) SRAMs, operating at clock speeds up to 633 MHz. The QDRII+ Xtreme™ devices are fit-, form- and function-compatible with existing QDR II+ devices, allowing manufacturers of network switches, routers and aggregation platforms to boost performance simply by increasing system clock speeds without changing their board design.

+ Cypress introduced a new family of serial nonvolatile Static Random Access Memories (nvSRAMs) with I2C and SPI interfaces frequently used in metering, industrial and automotive data event recorder applications. The new devices feature an optional integrated real-time clock that enables time-stamping of critical backup data.

ABOUT CYPRESS

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the flagship PSoC® programmable system-on-chip families and derivatives such as PowerPSoC® solutions for high-voltage and LED lighting applications, CapSense® touch sensing and TrueTouch™ solutions for touchscreens. Cypress is the world leader in USB controllers, including the high-performance West Bridge® solution that enhances connectivity and performance in multimedia handsets. Cypress is also a leader in high-performance memories and programmable timing devices. Cypress serves numerous markets including consumer, mobile handsets, computation, data communications, automotive, industrial and military. Cypress trades on the Nasdaq Global Select Market under the ticker symbol CY. Visit Cypress online at www.cypress.com.

FORWARD-LOOKING STATEMENTS

Statements herein that are not historical facts and that refer to Cypress or its subsidiaries’ plans and expectations for the remainder of fiscal year 2011 and the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We may use words such as “believe,” “expect,” “future,” “plan,” “intend” and similar expressions to identify such forward-looking statements that include, but are not limited to, statements related to the semiconductor market, the strength and growth of our proprietary and programmable products, including our TrueTouch and PSoC product families, our expectations regarding our Q211 bookings, revenue and earnings, the expected retirement of our YEP shares, our ability to outperform seasonal trends, the demand and growth in the markets we serve, our expectations regarding product and design wins, our expectations for sales and profit throughout 2011, our increased manufacturing capacity in Q211and our expected revenue from our Emerging Technology Division. Such statements reflect our current expectations, which are based on information and data available to our management as of the date of this release. Our actual results may differ materially due a variety of uncertainties and risk factors, including but not limited to the state of and future of the global economy, business conditions and growth trends in the semiconductor market, our ability to enter into new markets with our portfolio of products, whether our products perform as expected, whether the demand for our proprietary and programmable products, including especially our TrueTouch and PSoC products, is fully realized, whether our product and design wins result in increased sales, customer acceptance of Cypress and its subsidiaries’ products, seasonality in the markets we serve, our ability to achieve lower operating expenses and maintain a solid balance sheet, any impact to our operations due to recent events that have taken place in Japan, the actions of our competitors, the behavior of our supply chain, our ability to manage our business to have strong earnings and cash flow leverage, factory utilization, the strength or softness of the markets we serve and whether those markets achieve expected growth, our ability to maintain and improve our gross margins and realize our bookings, our ability to continue to focus on fixed costs, the financial performance of our subsidiaries and Emerging Technology Division, our ability to outgrow the market in revenue once the economy recovers and other risks described in our filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.

Cypress, the Cypress logo, PSoC, CapSense, PowerPSoC, West Bridge, EZ-USB and QDR are registered trademarks of Cypress Semiconductor Corp. Programmable System-on-Chip, TrueTouch, SmartSense, Charger Armor, and PSoC Creator are trademarks of Cypress Semiconductor Corp. All other trademarks or registered trademarks are the property of their respective owners.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	April 3, 2011	January 2, 2011

ASSETS

Cash, cash equivalents and short-term investments (a)	$260,919	$434,261
Accounts receivable, net	173,389	117,726
Inventories, net (b)	104,122	101,763
Property, plant and equipment, net	267,033	260,122
Goodwill and other intangible assets, net	43,765	44,335
Other assets	144,713	114,594

Total assets	$993,941	$1,072,801

LIABILITIES AND EQUITY

Accounts payable	$64,528	$59,817
Deferred income	178,181	131,757
Income tax liabilities	66,437	65,461
Other accrued liabilities	115,989	112,873

Total liabilities	425,135	369,908
Total Cypress stockholders’ equity	570,533	704,436
Noncontrolling interest	(1,727)	(1,543)

Total equity	568,806	702,893

Total liabilities and equity	$993,941	$1,072,801

(a)	Cash, cash equivalents and short-term investments do not include $19 million and $24 million of auction rate securities which are classified as long-term investments in “Other assets” as of April 3, 2011 and January 2, 2011, respectively.
(b)	Net inventories included approximately $3 million and $5 million as of April 3, 2011 and January 2, 2011, respectively related to the last-time-build program for Cypress’s Texas manufacturing facility, which ceased operations at the end of fiscal 2008. In addition, inventories include $5 million and $6 million of capitalized inventories related to stock compensation expense, as of April 3, 2011 and January 2, 2011, respectively.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

ON A GAAP BASIS

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended
	April 3, 2011	January 2, 2011	April 4, 2010

Revenues (b)	$233,110	$220,314	$202,271

Cost of revenues	104,334	97,256	95,784

Gross margin (a)	128,776	123,058	106,487
Operating expenses:
Research and development (a)	47,865	47,909	40,049
Selling, general and administrative (a)	58,652	58,679	51,281
Amortization of acquisition-related intangibles	698	812	776
Restructuring charges (credits)	734	(283)	327
Gain on Divestiture	(34,291)	—	—

Total operating expenses, net	73,658	107,117	92,433

Operating income (loss)	55,118	15,941	14,054
Interest and other income, net (a)	1,606	2,246	730

Income before income taxes	56,724	18,187	14,784
Income tax provision	1,350	9,134	2,110

Income, net of taxes	55,374	9,053	12,674
Noncontrolling interest, net of taxes	(184)	(375)	(163)

Net income	55,190	8,678	12,511
Less: net loss attributable to noncontrolling interest	184	375	163

Net income attributable to Cypress	$55,374	$9,053	$12,674

Net income per share attributable to Cypress:
Basic	$0.32	$0.05	$0.08
Diluted	$0.28	$0.05	$0.07
Shares used in net income (loss) per share calculation:
Basic	171,346	165,873	158,931
Diluted	199,943	197,556	190,892

(a) Includes the following credit (expense) related to Cypress’s deferred compensation plan:

Gross margin	$(204)	$(195)	$(142)
Research and development	$(509)	$(581)	$(290)
Selling, general and administrative	$(923)	$(913)	$(596)
Interest and other income, net	$1,474	$1,690	$835

(b) Includes a reduction of $6.3 million related to the SRAM legal settlement in the fourth quarter of fiscal 2010.

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (a)

(In thousands)

(Unaudited)

	Three Months Ended April 3, 2011
	CCD (b)	DCD (b)	MPD (b)	Core Semi (c)	Emerging Technologies (d)	Consolidated
GAAP gross margin	$59,679	$17,376	$49,792	$126,847	$1,929	$128,776
Stock-based compensation expense	3,010	766	2,565	6,341	169	6,510
Changes in value of deferred compensation plan (e)	94	24	80	198	6	204
Impairment of assets	(29)	(7)	(25)	(61)	(2)	(63)

Non-GAAP gross margin	$62,754	$18,159	$52,412	$133,325	$2,102	$135,427

	Three Months Ended January 2, 2011
	CCD (b)	DCD (b)	MPD (b)	Core Semi (c)	Emerging Technologies (d)	Consolidated
GAAP gross margin	$60,018	$16,992	$45,222	$122,232	$826	$123,058
Stock-based compensation expense	1,952	491	1,863	4,306	76	4,382
SRAM legal settlement	—	—	6,250	6,250	—	6,250
Changes in value of deferred compensation plan (e)	87	22	83	192	3	195
Impairment of assets	133	34	127	294	5	299

Non-GAAP gross margin	$62,190	$17,539	$53,545	$133,274	$910	$134,184

	Three Months Ended April 4, 2010
	CCD (b)	DCD (b)	MPD (b)	Core Semi (c)	Emerging Technologies (d)	Consolidated
GAAP gross margin	$40,568	$18,673	$47,421	$106,662	$(175)	$106,487
Stock-based compensation expense	2,189	796	2,909	5,894	76	5,970
Changes in value of deferred compensation plan (e)	52	19	69	140	2	142

Non-GAAP gross margin	$42,809	$19,488	$50,399	$112,696	$(97)	$112,599

(a)	Please refer to the accompanying “Notes to Non-GAAP Financial Measures” for a detailed discussion of management’s use of non-GAAP financial measures.
(b)	CCD - Consumer and Computation Division; DCD - Data Communications Division; MPD - Memory Product Division.
(c)	“Core Semi” – Includes CCD, DCD and MPD divisions and excludes “Emerging Technologies.”
(d)	“Emerging Technologies” – Activities outside our core semiconductor businesses outlined in footnote (c). Includes wholly owned subsidiaries Cypress Envirosystems, AgigA Tech and other.
(e)	Consistent with current presentation, all prior periods have been recast to reflect changes in deferred compensation plan as a Non-GAAP adjustment.

CYPRESS SEMICONDUCTOR CORPORATION

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (a)

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended
	April 3, 2011	January 2, 2011	April 4, 2010
GAAP revenue	$233,110	$220,314	$202,271
SRAM legal settlement	—	6,250	—

Non-GAAP revenue	$233,110	$226,564	$202,271

GAAP research and development expenses	$47,865	$47,909	$40,049
Stock-based compensation expense	(5,473)	(5,792)	(4,357)
Acquisition-related expense	—	—	(2)
Gain on sale of long-term asset	—	—	—
Changes in value of deferred compensation plan (b)	(509)	(581)	(290)

Non-GAAP research and development expenses	$41,883	$41,536	$35,400

GAAP selling, general and administrative expenses	$58,652	$58,679	$51,281
Stock-based compensation expense	(8,854)	(11,422)	(11,247)
Acquisition-related expense	—	7	(6)
Changes in value of deferred compensation plan (b)	(923)	(913)	(596)
SRAM legal settlement	—	(1,000)	—
Building donation	(4,125)	—	—
Impairment of assets	—	(4,927)	—

Non-GAAP selling, general and administrative expenses	$44,750	$40,424	$39,432

GAAP operating income	$55,118	$15,941	$14,054
Stock-based compensation expense	20,837	21,596	21,574
Gain on divestitures	(34,291)	—	—
License royalty	—	—	—
Acquisition-related expense	698	805	784
Gain on sale of long-term asset	—	—	—
Changes in value of deferred compensation plan (b)	1,636	1,689	1,027
Restructuring charges	734	(283)	327
SRAM legal settlement	—	7,250	—
Building donation	4,125
Impairment of assets and other	(62)	5,226	—

Non-GAAP operating income	$48,795	$52,224	$37,766

GAAP net income attributable to Cypress	$55,374	$9,053	$12,674
Stock-based compensation expense	20,837	21,596	21,574
Gain on divestiture	(34,291)	—	—
Acquisition-related expense	698	805	784
Gain on sale of long-term asset	—	—	—
Changes in value of deferred compensation plan (b)	162	(1)	192
Restructuring charges	734	(283)	327
Investment-related gains/losses	71	400	—
SRAM legal settlement	—	7,250	—
Building donation	4,125	—	—
Impairment of assets and other	(62)	5,226	—
Tax effects	835	6,343	(1,295)

Non-GAAP net income attributable to Cypress	$48,483	$50,389	$34,256

GAAP net income per share attributable to Cypress - diluted	$0.28	$0.05	$0.07
Stock-based compensation expense	0.10	0.11	0.11
Gain on divestiture	(0.17)	—	—
Acquisition-related expense	0.01	—	—
SRAM legal settlement	—	0.04	—
Building donation	0.02	—	—
Impairment of assets and other	—	0.02	—
Tax effects	—	0.03	(0.01)

Non-GAAP net income per share attributable to Cypress - diluted	$0.24	$0.25	$0.17

(a)	Please refer to the accompanying “Notes to Non-GAAP Financial Measures” for a detailed discussion of management’s use of non-GAAP financial measures.
(b)	Consistent with current presentation, all prior periods have been recast to reflect changes in deferred compensation plan as a Non-GAAP adjustment.

CYPRESS SEMICONDUCTOR CORPORATION

CONSOLIDATED DILUTED EPS CALCULATION

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended
	April 3, 2011		January 2, 2011		April 4, 2010
	GAAP	Non-GAAP	GAAP	Non-GAAP	GAAP	Non-GAAP

Net income (loss) attributable to Cypress	$55,374	$48,483	$9,053	$50,389	$12,674	$34,256

Weighted-average common shares outstanding (basic)	171,346	171,346	165,873	165,873	158,931	158,931
Effect of dilutive securities:
Stock options, unvested restricted stock and other	28,597	33,650	31,683	36,377	31,961	39,966

Weighted-average common shares outstanding for diluted computation	199,943	204,996	197,556	202,250	190,892	198,897

Net income (loss) per share attributable to Cypress - basic	$0.32	$0.28	$0.05	$0.30	$0.08	$0.22
Net income (loss) per share attributable to Cypress - diluted	$0.28	$0.24	$0.05	$0.25	$0.07	$0.17

	April 3, 2011	January 2, 2010	April 4, 2010

Average stock price for the period ended	$20.68	$15.51	$11.52

Common stock outstanding at period end (in thousands)	171,232	170,753	161,764
Includes unvested restricted stock awards of approximately 1.0 million shares at April 3, 2011 and 1.9 million shares at January 2, 2011 and April 4, 2010.

CYPRESS SEMICONDUCTOR CORPORATION

SUPPLEMENTAL FINANCIAL DATA

(In thousands)

(Unaudited)

	Three Months Ended
	April 3, 2011	January 2, 2011	April 4, 2010
Selected Cash Flow Data (Preliminary):
Net cash provided by operating activities	$35,343	$69,187	$38,123
Net cash provided by (used in) investing activities	$30,711	$(96,099)	$(43,757)
Net cash provided by (used in) financing activities	$(209,639)	$(23,485)	$(20,883)

Other Supplemental Data (Preliminary):
Capital expenditures	$19,309	$13,666	$17,872
Depreciation	$12,373	$12,402	$11,461

Notes to Non-GAAP Financial Measures

To supplement its consolidated financial results presented in accordance with GAAP, Cypress uses non-GAAP financial measures which are adjusted from the most directly comparable GAAP financial measures to exclude certain items, as described in details below. Management believes that these non-GAAP financial measures reflect an additional and useful way of viewing aspects of Cypress’s operations that, when viewed in conjunction with Cypress’s GAAP results, provide a more comprehensive understanding of the various factors and trends affecting Cypress’s business and operations. Non-GAAP financial measures used by Cypress include:

•	Gross margin;

•	Research and development expenses;

•	Selling, general and administrative expenses;

•	Operating income (loss);

•	Net income (loss); and

•	Diluted net income (loss) per share.

Cypress uses each of these non-GAAP financial measures for internal managerial purposes, when providing its financial results and business outlook to the public, and to facilitate period-to-period comparisons. Management believes that these non-GAAP measures provide meaningful supplemental information regarding Cypress’s operational and financial performance of current and historical results. Management uses these non-GAAP measures for strategic and business decision making, internal budgeting, forecasting and resource allocation processes. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to Cypress’s historical operating results and comparisons to competitors’ operating results.

Cypress believes that providing these non-GAAP financial measures, in addition to the GAAP financial results, are useful to investors because they allow investors to see Cypress’s results “through the eyes” of management as these non-GAAP financial measures reflect Cypress’s internal measurement processes. Management believes that these non-GAAP financial measures enable investors to better assess changes in each key element of Cypress’s operating results across different reporting periods on a consistent basis. Thus, management believes that each of these non-GAAP financial measures provides investors with another method for assessing Cypress’s operating results in a manner that is focused on the performance of its ongoing operations.

There are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures may be limited in value because they exclude certain items that may have a material impact upon Cypress’s reported financial results. Management compensates for these limitations by providing investors with reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP financial measures. The non-GAAP financial measures supplement, and should be viewed in conjunction with, GAAP financial measures. Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the accompanying press release.

As presented in the “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” tables in the accompanying press release, each of the non-GAAP financial measures excludes one or more of the following items:

•	Stock-based compensation expense.

Stock-based compensation expense relates primarily to the equity awards such as stock options and restricted stock. Stock-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Cypress’s control. As a result, management excludes this item from Cypress’s internal operating forecasts and models. Management believes that non-GAAP measures adjusted for stock-based compensation provide investors with a basis to measure Cypress’s core performance against the performance of other companies without the variability created by stock-based compensation as a result of the variety of equity awards used by companies and the varying methodologies and subjective assumptions used in determining such non-cash expense.

•	Changes in value of Cypress’s key employee deferred compensation plan.

Cypress sponsors a voluntary deferred compensation plan which provides certain key employees with the option to defer the receipt of compensation in order to accumulate funds for retirement. The amounts are held in a trust and Cypress does not make contributions to the deferred compensation plan or guarantee returns on the investment. Changes in the value of the investments under the plan are excluded from the non-GAAP measures. Management believes that such non-cash item is not related to the ongoing core business and operating performance of Cypress, as the investment contributions are made by the employees themselves.

•	Restructuring charges.

Restructuring charges primarily relate to activities engaged by management to make changes related to its infrastructure in an effort to reduce costs. Restructuring charges are excluded from non-GAAP financial measures because they are not considered core operating activities and such costs have not historically occurred in each year. Although Cypress has engaged in various restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. As such, management believes that it is appropriate to exclude restructuring charges from Cypress’s non-GAAP financial measures, as it enhances the ability of investors to compare Cypress’s period-over-period operating results from continuing operations.

•	Gains on divestitures.

Cypress recognizes gains resulting from the exiting of certain non-strategic businesses that no longer align with Cypress’s long-term operating plan. Cypress excludes these items from its non-GAAP financial measures primarily because it is not reflective of the ongoing operating performance of Cypress’s business and can distort the period-over-period comparison.

•	Building donation.

Cypress committed to donate an unused building to a charitable entity. Cypress excludes these items because the expense is not reflective of its ongoing operating results. Excluding this data allows investors to better compare Cypress’s period-over-period performance without such expense.

•	Acquisition-related expense.

Acquisition-related expense primarily includes: (1) amortization of intangibles, which include acquired intangibles such as purchased technology, patents and trademarks, and (2) earn-out compensation expense, which include compensation resulting from the achievement of milestones established in accordance with the terms of the acquisitions. In most cases, these acquisition-related charges are not factored into management’s evaluation of potential acquisitions or Cypress’s performance after completion of acquisitions, because they are not related to Cypress’s core operating performance. Adjustments of these items provide investors with a basis to compare Cypress against the performance of other companies without the variability caused by purchase accounting.

•	Investment-related gains/losses.

Investment-related gains/losses primarily include: (1) impairment loss related to Cypress’s investment when it determines the decline in fair value is other-than-temporary in nature, and (2) gains/losses related to the sales of its debt and equity investments. These items are excluded from non-GAAP financial measures because they are not related to the core operating activities and operating performance of Cypress, and in most cases, such transactions have not historically occurred in every quarter. As such, management believes that it is appropriate to exclude investment-related gains/losses from Cypress’s non-GAAP financial measures, as it enhances the ability of investors to compare Cypress’s period-over-period operating results.

•	Impairment of assets.

Cypress wrote down the book value of certain assets to its estimated fair value as management determined these assets will be donated, sold or will have no future benefit. Cypress excludes these items because the expense is not reflective of its ongoing operating results. Excluding this data allows investors to better compare Cypress’s period-over-period performance without such expense.

•	SRAM legal settlement.

Cypress has settled the SRAM civil antitrust lawsuits. Cypress excludes these items because the legal settlements are not reflective of its ongoing operating results. Excluding this data allows investors to better compare Cypress’s period-over-period performance without such expense.

•	License royalty.

License royalty represents the historical impact of a license agreement signed in the fourth quarter of 2009. These historical costs are excluded from Cypress’s non-GAAP financial measures primarily because it is not reflective of the ongoing operating performance of Cypress’s business and can distort the period-over-period comparison.

•	Gains on sales of long-term assets.

Cypress recognizes gains resulting from the sale of certain long-term assets that no longer align with Cypress’s long-term operating plan. Cypress excludes these items from its non-GAAP financial measures primarily because it is not reflective of the ongoing operating performance of Cypress’s business and can distort the period-over-period comparison.

•	Tax effects.

Cypress adjusts for the income tax effect that resulted from the non-GAAP adjustments as described above. Additionally, Cypress also excludes the impact of items that are related to historical activities in nature and not reflective of the ongoing operating results of Cypress.